Exhibit 7(c)

FORM OF CUSTODY AGREEMENT

(U.S. Dollar Only)

AGREEMENT, dated as of June     , 2017 by and between each of the investment companies (each, a “Customer”) as listed on Schedule II hereto (as such Schedule may be amended from time to time), each Customer having its principal office and place of business at 55 East 52nd Street, New York, New York 10055, on behalf of itself and each of its series (each, a “Fund” and collectively, the “Funds”) as listed on Schedule II hereto (as such Schedule may be amended from time to time) and The Bank of New York Mellon, a New York corporation authorized to do a banking business, having its principal office and place of business at 225 Liberty Street, New York, New York 10286 (“Custodian”).

W I T N E S S E T H:

That for and in consideration of the mutual promises hereinafter set forth the Customer and Custodian agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following words shall have the meanings set forth below:

1. “Authorized Person” shall mean each person, whether or not an officer or an employee of the Customer, duly authorized to execute this Agreement and to give Instructions on behalf of the Customer as set forth in Schedule I hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time the Customer may deliver a new Schedule I to add or delete any person and Custodian shall be entitled to rely on the last Schedule I hereto actually received by Custodian.

2. “Business Day” shall mean any day on which Custodian and relevant Depositories are open for business.

3. “Cash” shall mean U.S. dollars.

4. “Certificate” shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to Custodian, which is actually received by Custodian by letter or facsimile transmission and signed on behalf of the Customer by an Authorized Person or a person reasonably believed by Custodian to be an Authorized Person.

5. “Custodian Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

6. “Economic Sanctions Compliance Program” shall mean those programs, policies, procedures and measures designed to ensure compliance with, and prevent violations of, Sanctions.

7. “Instructions” shall mean communications actually received by Custodian by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by Custodian as available for use in connection with the services hereunder.

8. “Oral Instructions” shall mean verbal instructions received by Custodian from an Authorized Person or from a person reasonably believed by Custodian to be an Authorized Person.

9. “Sanctions” shall mean all economic sanctions, laws, rules, regulations, executive orders and requirements administered by any governmental authority of the U.S. (including the U.S. Office of Foreign Assets Control), and the European Union (including any national jurisdiction or member state thereof), in addition to any other applicable authority with jurisdiction over the Customer.

10. “Transfer Agent” shall mean The Bank of New York Mellon or an affiliate, subject to a separate Transfer Agency and Service Agreement entered into between the parties, or any successor transfer agent identified to Custodian in a Certificate.

ARTICLE II

APPOINTMENT OF CUSTODIAN; ACCOUNTS;

REPRESENTATIONS, WARRANTIES, AND COVENANTS

1. (a) The Customer, on behalf of each Fund, hereby appoints Custodian as custodian of all cash at any time delivered to Custodian during the term of this Agreement. Custodian hereby accepts such appointment and agrees to establish and maintain one or more cash accounts for each Fund (each such account being separate and distinct with respect to each Fund). Custodian shall maintain books and records segregating the assets of each Fund from the assets of any other Fund. Such accounts (each, an “Account”; collectively, the “Accounts”) shall be in the name of the applicable Fund.

(b) Custodian may from time to time establish on its books and records such sub-accounts within each Account as the Customer and Custodian may agree upon (each a “Special Account”), and Custodian shall reflect therein such assets as the Customer may specify in a Certificate or Instructions.

2. The Customer, on its own behalf and on behalf of each Fund, hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each delivery of a Certificate or each giving of Oral Instructions or Instructions by the Customer, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Customer, constitutes a valid and legally binding obligation of the Customer, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(c) It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(d) It will not use the services provided by Custodian hereunder in any manner that is, or will result in, a violation of any law, rule or regulation applicable to the Customer;

(e) It is fully informed of the protections and risks associated with various methods of transmitting Instructions and Oral Instructions and delivering Certificates to Custodian, shall, and shall cause each Authorized Person, to safeguard and treat with extreme care any user and authorization codes, passwords and/or authentication keys, understands that there may be more secure methods of transmitting or delivering the same than the methods selected by it, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances, and acknowledges and agrees that Instructions need not be reviewed by Custodian, may be presumed in good faith by Custodian to have been given by person(s) duly authorized, and may be acted upon as given;

(f) It shall impose and maintain restrictions on the destinations to which cash may be disbursed by Instructions to ensure that each disbursement is for a proper purpose; and

(g) It has the right to make the pledge and grant the security interest and security entitlement to Custodian contained in Section 1 of Article V hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grants shall have a first priority subject to no setoffs, counterclaims, or other liens or grants prior to or on a parity therewith, and it shall take such additional steps as Custodian may require to assure such priority.

3. Custodian hereby represents and warrants, which representations and warranties shall be continuing, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by Custodian, constitutes a valid and legally binding obligation of Custodian, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(c) It has, and will maintain, such backup, contingency and disaster recovery procedures as are required by its regulators; and

(d) It is conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted.

ARTICLE III

CUSTODY AND RELATED SERVICES

1. Subject to the terms hereof, the Customer, on behalf of each Fund, hereby authorizes Custodian to hold any Cash received by it from time to time for the applicable Fund’s account.

2. Custodian shall furnish the Customer, on behalf of each Fund, with an advice of daily transactions as promptly as practicable in its ordinary course processing, after the close of Business on each Business Day and a monthly summary of all transfers to or from the Accounts as promptly as practicable in its ordinary course processing, following such month end. Custodian shall furnish such reports for such other time periods as the Customer may from time to time reasonably request.

3. With respect to all Cash held hereunder, Custodian shall, unless otherwise instructed to the contrary:

(a) Receive all income and other payments and advise the Customer as promptly as practicable of any such amounts due but not paid; and

(b) Endorse for collection checks, drafts or other negotiable instruments.

4. Custodian shall not under any circumstances accept bearer interest coupons which have been stripped from United States federal, state or local government or agency securities unless explicitly agreed to by Custodian in writing.

5. The Customer, on behalf of each Fund, shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), with respect to any Cash held on behalf of a Fund or any transaction related thereto. The Customer, on behalf of each Fund, as applicable, shall indemnify Custodian for the amount of any Tax that Custodian or any withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of the Customer (including any payment of Tax required by reason of an earlier failure to withhold). Custodian shall, or shall instruct the applicable withholding agent to, withhold the amount of any Tax which is required to be withheld under applicable law upon collection of any dividend, interest or other distribution. In the event that Custodian is required under applicable law to pay any Tax on behalf of a Fund, Custodian is hereby authorized to withdraw cash from any cash account for that particular Fund only in the amount required to pay such Tax and to use such cash, or to remit such cash to the appropriate withholding agent, for the timely payment of such Tax in the manner required by applicable law. If the aggregate amount of cash in all cash accounts is not sufficient to pay such Tax, Custodian shall promptly notify the Customer, on behalf of such Fund, of the additional amount of cash (in the appropriate currency) required, and the Customer, on behalf of such Fund, shall directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by Custodian as specified herein. In the event that Custodian reasonably believes that a Fund is eligible, pursuant to applicable law or to the provisions of any tax treaty, for a reduced rate of, or exemption from, any Tax which is otherwise required to be withheld or paid on behalf of the Customer under any applicable law, Custodian shall, or shall instruct the applicable withholding agent to, either withhold or pay such Tax at such reduced rate or refrain from withholding or paying such Tax, as appropriate; provided that Custodian shall have received from the Customer, on behalf of each Fund, all documentary evidence of residence or other qualification for such reduced rate or exemption required to be received under such applicable law or treaty. In the event that Custodian reasonably believes that a reduced rate of, or exemption from, any Tax is obtainable only by means of an application for refund, Custodian shall have no responsibility for the accuracy or validity of any forms or documentation provided by the Customer, on behalf of a Fund, to Custodian hereunder. The Customer, on behalf of each Fund, hereby agrees to indemnify and hold harmless Custodian in respect of any liability arising from any underwithholding or underpayment of any Tax which results from the inaccuracy or invalidity of any such forms or other documentation, and such obligation to indemnify shall be a continuing obligation of the applicable Fund, its successors and assigns notwithstanding the termination of this Agreement.

ARTICLE IV

OVERDRAFTS

1. If Custodian should, by agreement between the parties, advance funds on behalf of any Fund which results in an overdraft (including, without limitation, any day-light overdraft) because the Cash held by Custodian in an Account for such Fund shall be insufficient because of a reversal of a conditional credit, or if the Customer is for any other reason indebted to Custodian with respect to a Fund, such overdraft or indebtedness shall be deemed to be a loan made by Custodian to the Customer for such Fund payable on demand and shall bear interest from the date incurred at a rate per annum ordinarily charged by Custodian to its institutional customers, as such rate may be adjusted from time to time. In addition, the Customer hereby agrees that Custodian shall to the maximum extent permitted by law have a continuing lien, security interest, and security entitlement in and to any property, including, without limitation, any investment property or any financial asset, of such Fund at any time held by Custodian for the benefit of such Fund or in which such Fund may have an interest which is then in Custodian’s possession or control or in possession or control of any third party acting in Custodian’s behalf.

ARTICLE V

CONCERNING CUSTODIAN AND CUSTOMER

1. (a) Custodian shall exercise reasonable care and diligence in carrying out all of its duties and obligations hereunder and shall act in good faith in performing services provided for under this Agreement. Except as otherwise expressly provided herein, Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees (collectively, “Losses”), incurred by or asserted against the Customer, except those Losses arising out of Custodian’s own negligence, bad faith, willful misfeasance, or reckless disregard of its duties hereunder. In no event shall the Custodian be liable to the Customer or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement. The Custodian shall not be liable: (i) for acting in accordance with any Certificate or Oral Instructions actually received by Custodian and reasonably believed by Custodian to be given by an Authorized Person; (ii) for acting in accordance with such Instructions without reviewing the same; (iii) for conclusively presuming that all Instructions are given only by person(s) duly authorized; (iv) for conclusively presuming that all disbursements of cash directed by the Customer, whether by a Certificate, an Oral Instruction, or an Instruction, are in accordance with the applicable provisions of this Agreement; (v) for holding property in any particular country, including, but not limited to, Losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; exchange or currency controls or restrictions, devaluations or fluctuations; availability of cash market conditions which prevent the transfer of property or affect the value of property; (vi) for any Losses due to forces beyond the control of Custodian, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, or interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; (vii) for any Losses arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, including, without limitation, implementation or adoption of any rules or procedures which may affect, limit, prevent or impose costs or burdens on, the transferability, convertibility, or availability of any currency in any country, and in no event shall Custodian be obligated to substitute another currency for a currency whose transferability, convertibility or availability has been affected, limited, or prevented by such law, regulation or event, and to the extent that any such law, regulation or event imposes a cost or charge upon Custodian in relation to the transferability, convertibility, or availability of any currency, such cost or charge shall be for the account of the applicable Fund, and Custodian may treat any account denominated in an affected currency as a group of separate accounts denominated in the relevant component currencies.

(b) Custodian may enter into subcontracts, agreements and understandings with any Custodian Affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Custodian from its obligations hereunder, and Custodian shall be liable for the acts or omissions of any such Custodian Affiliate to the same extent as it is liable for such acts or omissions under this Agreement.

(c) The Customer, on its own behalf and on behalf of each Fund, as applicable, agrees to indemnify Custodian and hold Custodian harmless from and against any and all Losses sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder, including reasonable fees and expenses of counsel incurred by Custodian in a successful defense of claims by a Fund; provided however, that the Customer, on its own behalf and on behalf of each Fund, as applicable, shall not indemnify Custodian for those Losses arising out of Custodian’s own negligence, bad faith, willful misfeasance, reckless disregard for its duties hereunder. This indemnity shall be a continuing obligation of the Customer, its successors and assigns, notwithstanding the termination of this Agreement.

(d) Custodian agrees to indemnify the Customer, on its own behalf and on behalf of each Fund, as applicable, and hold Customer harmless from and against any and all Losses sustained or incurred by or asserted against Customer by reason of or as a result of any action or inaction, or arising out of Custodian’s breach of the standard of care set forth at 1(a) of this Article V, including reasonable fees and expenses of counsel incurred by Customer in a successful defense of claims by Custodian; provided however, that the Custodian shall not indemnify Customer for those Losses arising out of Customer’s own negligence, bad faith, willful misfeasance, reckless disregard of its duties hereunder. This indemnity shall be a continuing obligation of the Custodian, its successors and assigns, notwithstanding the termination of this Agreement.

2. Without limiting the generality of the foregoing, Custodian shall be under no obligation to inquire into, and shall not be liable for:

(a) The legality of any borrowing by the Customer;

(b) The sufficiency or value of any amounts of Cash held in any Special Account in connection with transactions by the Customer; whether any broker, dealer, futures commission merchant or clearing member makes payment to the Customer of any variation margin payment or similar payment which the Customer may be entitled to receive from such broker, dealer, futures commission merchant or clearing member, or whether any payment received by Custodian from any broker, dealer, futures commission merchant or clearing member is the amount the Customer is entitled to receive, or to notify the Customer of Custodian’s receipt or non-receipt of any such payment; or

(c) Whether any transactions by the Customer, whether or not involving Custodian, are such transactions as may properly be engaged in by the Customer.

3. Custodian may, with respect to questions of law specifically regarding an Account, obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it provided that Custodian acts in good faith without negligence or willful misfeasance in carrying out such advice.

4. Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise, or determine the suitability of any transactions affecting any Account.

5. The Customer, on behalf of each Fund, shall pay to Custodian the fees and charges as may be specifically agreed upon from time to time and such other fees and charges at Custodian’s standard rates for such services as may be applicable. The Customer shall reimburse Custodian for all costs associated with the transfer of records kept in connection with this Agreement upon termination of the Agreement. The Customer shall also reimburse Custodian for out-of-pocket expenses which are a normal incident of the services provided hereunder.

6. Custodian has the right to debit any cash account for any amount payable by the Customer in connection with any and all obligations of the Customer to Custodian. In addition to the rights of Custodian under applicable law and other agreements, at any time when the Customer shall not have honored any of its obligations to Custodian, Custodian shall have the right without notice to the Customer to retain or set-off, against such obligations of the Customer, any cash Custodian or a Custodian Affiliate may directly or indirectly hold for the account of the Customer, and any obligations (whether matured or unmatured) that Custodian or a Custodian Affiliate may have to the Customer. Any such asset of, or obligation to, the Customer may be transferred to Custodian and any Custodian Affiliate in order to effect the above rights.

7. The Customer agrees to forward to Custodian a Certificate or Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to Custodian. The Customer agrees that the fact that such confirming Certificate or Instructions are not received or that a contrary Certificate or contrary Instructions are received by Custodian shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by Custodian. If the Customer elects to transmit Instructions through an on-line communications system offered by Custodian, the Customer’s use thereof shall be subject to its terms and conditions. If Custodian receives Instructions which appear on their face to have been transmitted by an Authorized Person via (i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, the Customer understands and agrees that Custodian cannot determine the identity of the actual sender of such Instructions and that Custodian shall conclusively presume that such Written Instructions have been sent by an Authorized Person, and the Customer shall be responsible for ensuring that only Authorized Persons transmit such Instructions to Custodian. If the Customer elects (with Custodian’s prior consent) to transmit Instructions through an on-line communications service owned or operated by a third party, the Customer agrees that Custodian shall not be responsible or liable for the reliability or availability of any such service.

8. The books and records pertaining to the Customer which are in possession of Custodian shall be the property of the Customer. Such books and records shall be prepared and maintained as described in the Investment Company Act of 1940 and the rules thereunder, as if the Customer was subject to such rules. The Customer, or its authorized representatives, shall have access to such books and records during Custodian’s normal business hours. Upon the reasonable request of the Customer, copies of any such books and records shall be provided by Custodian to the Customer or its authorized representative. Upon the reasonable request of the Customer, Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by Custodian on a computer disc, or are similarly maintained.

9. It is understood that Custodian is authorized to supply any information regarding the Accounts which is required by any law, regulation or rule now or hereafter in effect. The Custodian shall provide the Customer with such reports on its own system of internal accounting control as the Customer may reasonably request from time to time.

10. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”) and neither party shall use the other party’s Confidential

Information for any purpose other than .in connection with the performance of this Agreement. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Customer or Custodian; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Customer or Custodian a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to the foregoing obligations set forth in this Section if: (a) it was already known to the receiving party at the time it was obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it was rightfully received from a third party who, to the best of the receiving party’s knowledge, was not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) release of such information by Custodian is necessary in connection with the provision of services under this Agreement; (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (h) it has been or is independently developed or obtained by the receiving party.

11. Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Custodian in connection with this Agreement, except as set forth in this Agreement.

12. (a) Throughout the term of this Agreement, the Customer (i) shall maintain, and comply with, an Economic Sanctions Compliance Program which includes measures to accomplish effective and timely scanning of all relevant data with respect to its clients and with respect to incoming or outgoing assets or transactions; (ii) shall ensure that neither the Customer nor any of its affiliates, directors, officers, employees or clients (to the extent such clients are covered by this Agreement) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions, or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions; and (iii) shall not, directly or indirectly, use the Accounts in any manner that would result in a violation of Sanctions.

(b) The Customer will promptly provide to the Custodian such information as the Custodian reasonably requests in connection with the matters referenced in this Article V, Section 12, including information regarding the Accounts, the assets held or to be held in the Accounts, the source thereof, and the identity of any individual or entity having or claiming an interest therein. The Custodian may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Article V, Section 12. If the Custodian declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, the Custodian will inform the Customer as soon as reasonably practicable.

ARTICLE VI

TERMINATION

1. The term of this Agreement shall be one year commencing upon the date hereof and shall automatically renew for additional one-year terms unless either party provides written notice of termination at least sixty (60) days prior to the end of any one year term or, unless earlier terminated as provided in Section 2 of this Article VI. In the event such notice is given by the Customer, it shall be accompanied by a copy of a resolution of board of the Customer, certified by the Secretary or any assistant Secretary, electing to terminate this Agreement and designating a successor custodian or custodians, each of which shall be a bank or trust company having not less than $2,000,000 aggregate capital, surplus and undivided profits. In the event such notice is given by Custodian, the Customer shall, on or before the termination date, deliver to Custodian a copy of a resolution of the board of the Customer, certified by the Secretary or any assistant Secretary, designating a successor custodian or custodians. Upon the date set forth in such notice this Agreement shall terminate, and Custodian shall upon receipt of a notice of acceptance by the successor custodian on that date deliver directly to the successor custodian all Cash then owned by the Customer and held by it as Custodian, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled.

2. Notwithstanding Section 1 of this Article VI, either party hereto may terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) a party breaches any material provision of this Agreement, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 90 days of receipt of such notice; (ii) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (iii) a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against the party any such case or proceeding; (iv) a party makes a general assignment for the benefit of creditors; or (v) a party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. Either party hereto may exercise its termination right under this Section 2 of this Article VI at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.

ARTICLE VII

MISCELLANEOUS

1. The Customer agrees to furnish to Custodian a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, Custodian shall be fully protected in acting upon Certificates or Oral Instructions of such present Authorized Persons.

2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to Custodian, shall be sufficiently given if addressed to Custodian and received by it at its offices at 225 Liberty Street, New York, New York 10286, or at such other place as Custodian may from time to time designate in writing.

3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Customer shall be sufficiently given if addressed to the Customer and received by it at its offices at 55 East 52nd Street, New York, New York 10055, United States of America, or at such other place as the Customer may from time to time designate in writing.

4. Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

5. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any exclusive jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties, except that any amendment to the Schedule I hereto need be signed only by the Customer. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

6. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Customer and Custodian hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Customer hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Customer and Custodian each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

7. The Customer hereby acknowledges that Custodian is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Custodian must obtain, verify and record information that allows Custodian to identify the Customer. Accordingly, prior to opening an Account hereunder Custodian will ask the Customer to provide certain information including, but not limited to, the Customer’s name, physical address, tax identification number and other information that will help Custodian to identify and verify the Customer’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. The Customer agrees that Custodian cannot open an Account hereunder unless and until Custodian verifies the Customer’s identity in accordance with its CIP.

8. The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Customer consents to the disclosure of and authorizes Custodian to disclose information regarding the Customer (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) Custodian may store the names and business contact information of the Customer’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Customer confirms that it is authorized to consent to the foregoing.

9. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the Customer and Custodian have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the latest date set forth below.

For each investment company listed on Schedule II

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

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